News Release

Milacron To Pay Down Bank Debt

With Rights Offering Proceeds
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Retaining Maximum Financial Flexibility

CINCINNATI, Ohio – March 2, 2005...Milacron Inc. (NYSE: MZ), a leading global supplier of plastics-processing technologies and industrial fluids, has decided to use all the net proceeds from a recently completed rights offering, $24.2 million, to pay down short-term debt and add to its cash position, greatly improving the company’s liquidity and balance sheet as well as financial flexibility going forward.

“It had, until recently, been the company’s intent to redeem a portion of our Series B preferred stock with proceeds from the rights offering,” said Ronald D. Brown, chairman, president and chief executive officer. “But after careful study of various alternatives, including evaluation by a special, recently formed capitalization committee of the board, we have concluded that using the proceeds to pay down debt and increase our liquidity is in the best interest of all our stakeholders. We believe added financial flexibility is important, particularly given the recovery in several of our markets and the corresponding need for additional working capital,” he said.

Milacron’s new orders for plastics machinery in North America are currently increasing at a double-digit pace over last year. Furthermore, in addition to potential cash needs for a rapid ramp-up in production and any other developments, the company has also committed to higher levels of investment in 2005 for new equipment, systems upgrades and productivity improvement.

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First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with major manufacturing facilities in North America, Europe and Asia. For further information, visit the company’s web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Contact: Al Beaupre (513) 487-5918

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